Free Radical Biology & Medicine 40 (2006) 341 - 347

The induction of human superoxide dismutase and catalase in vivo:
A fundamentally new approach to antioxidant therapy

Sally K. Nelson a,b, Swapan K. Bose a, Gary K. Grunwald c, Paul Myhill d, Joe M. McCord a,b,d

aWebb-Waring Institute for Cancer, Aging and Antioxidant Research, University of Colorado Denver Health Sciences Center, Denver, CO 80262, USA

b Department of Medicine, University of Colorado Denver Health Sciences Center, Denver, CO 80262, USA

c Department of Preventative Medicine and Biometrics, University of Colorado Denver Health Sciences Center, Denver, CO 80262, USA

d Lifeline Therapeutics, Denver, CO USA

Abstract

     A composition consisting of extracts of five widely studied medicinal plants (Protandim) was administered to healthy subjects ranging in age from 20 to 78 years. Individual ingredients were selected on the basis of published findings of induction of superoxide dismutase (SOD) and/or catalase in rodents in vivo, combined with evidence of decreasing lipid peroxidation. Each ingredient was present at a dosage sufficiently low as to avoid any accompanying unwanted pharmacological effects. Blood was analyzed before supplementation and after 30 and 120 days of supplementation (675 mg/day). Erythrocytes were assayed for SOD and catalase, and plasma was assayed for lipid peroxidation products as thiobarbituric acid-reacting substances (TBARS), as well as uric acid, C-reactive protein, and cholesterol (total, LDL, and HDL). Before supplementation, TBARS showed a strong age-dependent increase. After 30 days of supplementation, TBARS declined by an average of 40% (p = 0.0001) and the age-dependent increase was eliminated. By 120 days, erythrocyte SOD increased by 30% (p < 0.01) and catalase by 54% (p < 0.002). We conclude that modest induction of the catalytic antioxidants SOD and catalase may be a much more effective approach than supplementation with antioxidants (such as vitamins C and E) that can, at best, stoichiometrically scavenge a very small fraction of total oxidant production.
©2005 Elsevier Inc. All rights reserved.

Keywords: Superoxide dismutase; Catalase; Lipid peroxidation; TBARS; Antioxidant; Protandim; Free radicals

Reprinted from Free Radical Biology & Medicine, Vol. 40, Nelson et al., “The induction of human superoxide dismutase and catalase in vivo: A fundamentally new approach to antioxidant therapy”, pp 341-347, Copyright 2005, with permission from Elsevier.